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                                                                    EXHIBIT 10.4

                          Change in Control Agreements

     On February 22, 2000, the Compensation Committee of the Board of Directors approved a change of control pay plan providing for the payment of three years' base salary and bonus, including an excise tax gross-up payment, for the chief executive officer of the company, and providing for two years' base salary and bonus, including an excise tax gross-up payment, for all executive vice presidents of the company (at present, 4 persons), all senior vice presidents reporting directly to the president (at present, 2 persons) and the senior vice president-people development.

     The change of control pay plan will be reflected in formal agreements that have not been finalized as of the date of this filing.